 Exhibit No. 99.1

Forster Drilling Corporation Announces Drilling Contract with J. Cleo Thompson & James Cleo Thompson, Jr., L.P.

HOUSTON, TX--(BUSINESS WIRE)—December 13, 2007 -- Forster Drilling Corporation (OTC BB:FODL.OB - News), a Nevada Corporation (the "Company"), is pleased to announce that its wholly-owned subsidiary, Forster Drilling, Inc., has been awarded a multi-well drilling contract with J. Cleo Thompson & James Cleo Thompson, Jr., L.P. of Odessa, Texas. The contract provides for the deployment and utilization of Forster Rig 12 in Eddy County, New Mexico. Forster Rig 12 is a National 55 Drawworks with a Lee C. Moore Mast and two 1,300hp triplex mud pumps. It is a new rig built from new and refurbished components.

W. Scott Thompson, Director, speaking for the Board of Directors of Forster Drilling Corporation, stated, “We are excited to be awarded a contract with J. Cleo Thompson & James Cleo Thompson, Jr., L.P., a name synonymous with the Texas oil industry. The J. Cleo Thompson organization brings together a rare pool of knowledge and integrity as a wildcatter with a successful 50 year track record. The company operates out of Odessa and Ozona, Texas, with its corporate office in Dallas, Texas.”

Forster Drilling Corporation is engaged in three related business activities:

•	Forster Drilling, Inc. - Providing contract land drilling services to oil and gas exploration and production companies (E&P).

•	Forster Tool and Supply, Inc. - Fabricates new drilling rig components and assembles them with refurbished components into "like-new", state-of-the-art drilling rigs.

•	Forster Exploration and Production, Inc. - Joint-venture participation with our drilling service customers in the exploration, development, and production of oil and gas reserves.

Additional information about Forster Drilling Corporation and its technology can be found on its website at www.forsterdrilling.com or contact Forster Drilling Corporation at (713) 266-8125.

Notice: This Statement contains, and oral statements made from time to time by Company representatives concerning information contained herein may contain, so-called "forward-looking statements." These statements can be identified by introductory words such as "expects," "plans," "will," "estimates," "forecasts," "projects" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing the Company's growth strategy, operating and financial goals, regulatory submissions and approvals and development programs. Many factors may cause actual results to differ from the Company's forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and other of which are not. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements.

Contact:
Forster Drilling Corporation, Houston
Sydney Barrett, 713-266-8125